                                                                    Exhibit 99.1

[LOGO] CARDIAC SCIENCE


NEWS RELEASE for July 29, 2002 at 1:30 AM EDT
Contact:  Matt Clawson (Investors), or               Roderick de Greef
          Lynn Montoya                               Chief Financial Officer
          Len Hall (Media)                           Cardiac Science, Inc.
          Allen & Caron Inc                          (949) 587-0357
          (949) 474-4300                             rdegreef@cardiacscience.com
          matt@allencaron.com
          len@allencaron.com

                    CARDIAC SCIENCE ANNOUNCES SECOND QUARTER,
                               SIX-MONTHS RESULTS

         Growing AED Market Share Results in Significant Revenue Growth;
                           Net Loss Cut by 47 Percent

IRVINE, CA (July 29, 2002) .... Cardiac Science, Inc. (Nasdaq: DFIB), today reported that the ramp up of its domestic sales force and international distribution channels combined with increased demand for its new Powerheart(R) AED public access defibrillator resulted in revenue of $12.8 million in the second quarter ended June 30, 2002, as compared to $491,100 in revenue posted in the same period last year. Revenue in this year's second quarter grew 37 percent sequentially over revenue in the first quarter of 2002. The net loss for the second quarter of this year decreased to $3.8 million, or $0.06 loss per share, down 47 percent from $7.1 million, or $0.29 loss per share, in the same period last year. The balance sheet remained strong with cash and cash equivalents of $24 million and a current ratio of 2.8:1.

         AED revenue in the second quarter totaled $9.2 million with over 4,100 AED devices sold to a wide variety of market segments worldwide. The emerging U.S. corporate workplace market segment accounted for over 35 percent of total AED sales with the balance of AEDs being sold to emergency medical response, police, fire, municipalities, schools, hospitality, airports, military, hospitals, physicians and dentists.

         Gross margin for the second quarter was 48.1 percent, up considerably from 18 percent for the same period in 2001, and slightly increased from the first quarter of 2002. Gross margin on sales of AEDs was approximately 57 percent for the second quarter and primarily accounts for the year over year upward trend in margin.

         International revenue increased significantly to $4.6 million or 36 percent of total revenue. Sales of Diascope(R)-brand patient monitors and emergency defibrillators to international distributors accounted for $3.2 million. International sales of AEDs in the period were $1.4 million with over half that revenue coming from the United Kingdom and Japan.

         Sales of Powerheart(R) disposable defibrillator pads to hospital customers grew to $302,600 for the second quarter compared to $155,300 posted in last year's corresponding period. For the first six months of 2002, over 310 Powerheart(R) bedside

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CARDIAC SCIENCE ANNOUNCES SECOND QUARTER, SIX-MONTHS RESULTS
Page 2-2-2

defibrillator-monitors were shipped worldwide, of which 252 were second-generation Powerheart(R) CRMs ordered by U.S. hospitals under a recurring revenue business model whereby Powerhearts are placed with no up-front capital equipment charge to the hospital in exchange for specific purchases of the Company's proprietary, disposable defibrillation pads.

         Revenue for the first six months of 2002 was $22.2 million, a ten-fold increase from the $2.2 million for the same period last year. Net loss for the first half of this year was $7.2 million or $0.11 loss per share compared to a loss of $12.4 million, or a $0.50 loss per share for the year earlier period.

         President and CEO Raymond W. Cohen said that the outstanding quarter reflects a significant short-term return on the Company's investment in growing its domestic AED sales organization and international distribution synergies.

         "AED sales continue to grow at a 70 percent rate over the prior year, which is more than twice the estimated growth in the worldwide AED market. We believe we are gaining market share in this rapidly growing market, estimated to exceed $150 million this year. The revenue increase in the second quarter is primarily attributable to growth of Powerheart AED sales in the U.S. market, especially the corporate segment, as graduates from our sales training program hit the ground running and are taking advantage of the demand to deploy AEDs in the workplace and cities across America," Cohen said. "In our hospital segment, the new bedside Powerheart CRM with biphasic defibrillation and external pacing, which began shipping in late March, continues to be very well received by customers who are finding it easy to use and like its size, portability and feature set. Our most notable new U.S. hospital customer, University of Miami - Jackson Memorial Medical Center, has recently installed 70 Powerheart CRMs in four different departments in the hospital."

         "It should be noted that our net loss for the period included $400,000 in legal expenses associated with our patent lawsuit filed against Zoll Medical and certain other patent matters. Although gross margins increased in the second quarter to 48.1 percent, our overall gross margin was dampened due to the increased mix of lower margin patient monitors and emergency defibrillators, as the $3.2 million in revenue from these products was significantly higher than anticipated.

About Cardiac Science

         Cardiac Science develops, manufactures and markets Powerheart(R)-brand automated portable public access defibrillators, emergency defibrillators and hospital monitors and the only FDA-cleared therapeutic patient monitor that instantly and automatically treats hospitalized cardiac patients who suffer life-threatening heart rhythms. Cardiac Science products are marketed in the United States by its 51-person direct sales force and by international distributors in more than 50 countries around the world. For more information, please visit www.cardiacscience.com. For investor information please visit www.allencaron.com.

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CARDIAC SCIENCE ANNOUNCES SECOND QUARTER, SIX-MONTHS RESULTS
Page 3-3-3

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Cardiac Science cautions that these statements are subject to substantial risks and uncertainties and are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements and should not be relied upon by investors when making an investment decision. Information on these and other factors is detailed in the Company's Form 10-K for the year ending December 31, 2001, subsequent quarterly filings, and other documents filed by the company with the Securities and Exchange Commission.

- TABLES FOLLOW -

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CARDIAC SCIENCE ANNOUNCES SECOND QUARTER, SIX-MONTHS RESULTS
Page 4-4-4


                              Cardiac Science, Inc.
                      Consolidated Statement of Operations
                                   (Unaudited)
                In thousands, except share and per share amounts

                                                       Three Months Ended June 30,      Six Months Ended June 30,
                                                    -------------------------------    -----------------------------
                                                          2002             2001           2002             2001
                                                    -------------------------------    -----------------------------
Revenue                                             $   12,841.1      $     491.1      $ 22,202.2       $   2,248.9
Cost of Goods Sold                                       6,666.8            402.4        11,576.7           2,019.6
                                                    -------------------------------    -----------------------------
Gross Profit                                             6,174.3             88.7        10,625.5             229.3

Operating Expenses:
Sales and Marketing                                      3,852.0          2,077.1         7,465.8           3,597.0
Research and Development                                 1,617.3          2,451.5         3,170.2           4,601.7
General and Administrative                               3,073.9          1,682.1         5,527.8           3,218.2
Amortization of Intangibles                                556.7            331.1         1,058.5             661.9
Gain on Settlement                                             -                -          (832.4)                -
                                                    -------------------------------    -----------------------------
Total Operating Expenses                                 9,099.9          6,541.8        16,389.9          12,078.8

Operating Loss                                          (2,925.6)        (6,453.1)       (5,764.4)        (11,849.5)

Interest and other income/(expense)                       (821.4)            40.8        (1,480.5)            171.9
Loss on sale of marketable securities                          -           (707.3)              -            (707.3)

Operating Loss before provision for income taxes        (3,747.0)        (7,119.6)       (7,244.9)        (12,384.9)
Provision for income taxes                                     -                -               -              (2.0)
Loss before minority interest                           (3,747.0)        (7,119.6)       (7,244.9)        (12,386.9)
Minority interest in loss (gain) of subsidiary              (5.8)               -            10.5                 -
     Net loss                                           (3,752.8)        (7,119.6)       (7,234.4)        (12,386.9)
Net loss per share (basic and diluted)              $      (0.06)     $     (0.29)     $    (0.11)      $     (0.50)

Weighted average number of shares used in the         67,206,578       24,813,429      67,197,423        24,775,155
computation of net loss per share

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CARDIAC SCIENCE ANNOUNCES SECOND QUARTER, SIX-MONTHS RESULTS
Page 5-5-5

                              Cardiac Science, Inc.
                      Condensed Consolidated Balance Sheets
                                  In thousands

                                                           June 30,            December 31,
                                                             2002                 2001
                                                     -----------------      --------------
                                                         (Unaudited)
                       ASSETS

Current Assets:
   Cash and cash equivalents                          $       24,022.7      $  15,829.5
   Accounts receivable, net                                    9,588.3          8,457.9
   Inventory                                                   7,736.7          3,479.9
   Prepaid expenses                                              583.4            344.5
   Assets held-for-sale                                        3,072.0          2,754.0
                                                      ----------------      -----------
Total Current Assets                                          45,003.1         30,865.8
Property and Equipment, net                                    6,119.8          5,787.6
Goodwill and other intangibles, net                          104,547.6        106,095.2
Other assets                                                   3,489.1          2,720.4
                                                      ----------------      -----------
                                                      $      159,159.6      $ 145,469.0
                                                      ================      ===========

  LIABILITIES AND STOCKHOLDERS EQUITY
Current Liabilities:
   Accounts Payable                                   $        6,519.7          6,646.9
   Liabilities held-for-sale                                   1,743.0          1,019.0
   Accrued expenses and other current liabilities              7,969.7         10,811.7
                                                      ----------------      -----------
Total current liabilities                                     16,232.4         18,477.6
Long term notes payable                                       38,582.6         27,300.0
Other long term liabilities                                      384.7            479.9
Minority Interest                                                856.8            867.2
Total stockholder's equity                                   103,103.1         98,344.3
                                                      ----------------      -----------
                                                      $      159,159.6      $ 145,469.0
                                                      ================      ===========

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